Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Jefferies Group LLC (formerly Jefferies Group, Inc.) (“Jefferies”) of our reports dated January, 28, 2013, relating to the consolidated financial statements of Jefferies and the effectiveness of Jefferies’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of the Company for the year ended November 30, 2012, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

New York, New York

April 1, 2013